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                                                                     EXHIBIT 5.1

                                 [LETTERHEAD]


                               February 3, 1999


General Surgical Innovations, Inc.
10460 Bubb Road
Cupertino, California 95014

   REGISTRATION STATEMENT ON FORM S-8
   ----------------------------------

Ladies and Gentlemen:

   We have examined the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") to be filed by you with the Securities and Exchange Commission (the "COMMISSION") on or about February 3, 1999 in connection with the registration under the Securities Act of 1933, as amended, of a total of 537,678 shares of your Common Stock (the "SHARES") reserved for issuance under the General Surgical Innovations, Inc. 1992 Stock Option Plan (the "Plan") and 25,000 shares issuable pursuant to the Written Compensation Agreement dated as of April 6, 1998 between the Company and Gregory D. Casciaro, (the "Agreement"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan and the Agreement.

   It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the respective agreement which accompanies each grant under the Plan, and within the Agreement, the Shares will be legally and validly issued, fully paid and non-assessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and in any amendment thereto.

                                       Very truly yours,

                                       VENTURE LAW GROUP
                                       A Professional Corporation


                                       /s/ Venture Law Group